                                                                  Exhibit 10.01
                                 SALE AGREEMENT

      THIS AGREEMENT is made and entered into this 23rd day of July, 1996 by and between (i) PSI CAPITAL CORP., a Connecticut corporation ("Seller"), and (ii) WINDEMERE PINES AT GOSHEN, INC., a New York corporation, 888 Veteran Memorial Highway, Hauppauge, New York 11788, ("Purchaser").

                                    RECITALS

      A. Seller owns in fee simple remaining 133 lots described in Exhibit A annexed hereto located in the Village of Goshen, Orange County, New York, (the "Real Property").

      B. On December 18, 1973, the Planning Board of the Village of Goshen granted final approval to a subdivision plat which included the Real Property and such subdivision plat was filed in the Orange County Clerk's Office on December 24, 1973 as Map No. 3124 and a new map dated May 31, 1996 is the subject of the Stipulation of Settlement annexed as Exhibit B, said map being the operative map of the development (the "Map").

      NOW, THEREFORE, in consideration of these premises, of the mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      Section 1. Purchase and Sale. On the Closing Date, and subject to the terms and conditions set forth in this Agreement, Seller agrees to sell and convey the Real Property to Purchaser, and Purchaser agrees to purchase and acquire the Real Property from Seller.

      Section 2. Purchase Price.

      The purchase price ("Purchase Price") for the 133 lots constituting the Real Property shall be $4,029,900 payable as follows:

      (a) $152,950 in cash at the closing;

      (b) $1,862,000 by a purchase money note to be paid from the construction loan on the Real Property annexed hereto as Exhibit C.

      (c) $2,014,950 by the Debenture annexed hereto as Exhibit D.

      Section 3. The Construction Loan. As soon as is feasible, the Purchaser shall obtain a construction loan for the Real Property and use the first proceeds thereof to satisfy the purchase money note and the balance to be used for the construction of residences on each lot.

      Section 4. The Debenture. The Debenture shall be paid off as each of the lots constituting the Real Property are conveyed to the end purchaser of the one family residence constructed thereon, each such payment to be equal to at least 50% of the net profit to the Purchaser with respect to said sale until the Debenture has been paid in full. If the parties cannot agree on the amount of the net profit it shall be determined by arbitration in New York City in accordance with the commercial arbitration rules of the American Arbitration Association (the "Arbitration Provisions").

      Section 5. Condition of Title.

      (a) Title in and to the Real Property shall be marketable and good of record and in fact and insurable as such at ordinary rates, and shall be free and clear of all liens, encumbrances, leasehold interests, covenants, conditions, restrictions, rights-of-way, easements and other matters affecting title, excepting only (i) the lien of real estate taxes to be brought current at the Closing, (ii) utility easements which do not render title unmarketable or impair the intended development of the Real Property by Purchaser, (iii) the mortgage of Bank of New York and Seller indemnifies Purchaser for the amount necessary to satisfy said mortgage, and (iv) the matters contemplated in this Agreement.

      (b) In the event the title commitment obtained by Purchaser reveals that title is not in the condition as required in paragraph (a) of this Section, Purchaser shall give to Seller written notice specializing any and all title defects and Seller shall take such actions as is appropriate to remove said defects. Any dispute over whom shall remove any title defect shall also be resolved by the Arbitration Provision set forth above.

      Section 6. Additional Representations and Warranties of Seller.

      Seller warrants and represents to and covenants with Purchaser as follows:

      (a) Seller is a duly organized and validly existing corporation and is the owner of all legal and beneficial right, title and interest in and to the Real Property, with full power and authority to enter into and perform its obligations under this Agreement, and the person(s) executing this Agreement on behalf of Seller has(ve) been empowered to bind Seller.

      (b) Except as provided herein Seller shall not, without in each instance first obtaining the prior written consent of Purchaser, (i) grant, create, assume, suffer or permit to exist any lien, encumbrance, leasehold interest, covenant, condition, restriction, right-of-way, or easement upon or against the Real Property or (ii) take or permit any action which could affect adversely the condition of title to the Real Property.

      (c) No commitment or obligation to any Governmental Authority or to any other entity, organization, group or individual has been made by Seller in connection with the Real Property which would burden the Real Property or impose any obligation on Purchaser, its successors or assigns, to make any payments or contributions of money or dedications of land, or to construct, install or maintain any improvements of a public or private nature on or off the Real Property.

      (d) To Seller's knowledge, there is no (i) hazardous material located on the Real Property which, under federal, state or local law, statute, ordinance or regulation, or court or administrative order or decree, or private agreement, requires special handling in collection, storage, treatment or disposal, or (ii) fill material located on the Real Property other than homogeneous soils suitable for the intended development of the Real Property and compacted within normal tolerances.

      (e) Seller is not a "foreign person" within the meaning of the Internal Revenue Code of 1986 (the "Code"), the transactions contemplated hereunder do not constitute a disposition of a U.S. real property interest by a foreign person, and on the Closing Date, no person, including without limitation, Purchaser and its counsel and title company, will be subject to the withholding requirements of Section 1445 of the Code. At the time of closing hereunder, Seller shall deliver to Purchaser, such title company and Purchaser's lender (if any) an affidavit under penalties of perjury providing Seller's U.S. taxpayer identification number and stating that Seller is not a foreign person, it being understood and agreed by Seller that Purchaser may be required to file such affidavit with the Secretary of the Treasury pursuant to applicable regulations.

      (f) The representations and warranties shall survive the Closing hereunder for a period of two years from the Closing.

      Section 7. Additional Undertakings of Seller.

      (a) Seller shall give or cause to be given to Purchaser, and its agents and representatives, full access to the Real Property.

      (b) On the Closing Date, Seller shall execute, acknowledge and deliver to Purchaser a bargain and sale deed(s) in proper form for recording, conveying the Real Property to Purchaser, with title in the condition required under this Agreement.

      (c) Seller shall give possession of the Real Property to Purchaser on the Closing Date.

      Section 8. Representations and Warranties of Purchaser.

      Purchaser represents and warrants to and covenants with Seller as follows:

      (a) The person executing this Agreement on behalf of Purchaser has been empowered to bind Purchaser.

      (b) Purchaser agrees to indemnify and hold harmless Seller from and against any liability for personal injury or property damage Seller may incur as a result of the rights of entry and access granted to Purchaser under Section 6(a) of this Agreement.

      Section 9. Closing.

      (a) Unless extended by mutual consent, the closing of the purchase and sale of the Real Property during normal business hours, at Tanner Propp, LLP, 99 Park Avenue, New York, New York, on or before August 5, 1996.

      (b) The delivery of the Purchase Price, the executed deed of conveyance and all other documents and instruments required to be delivered by either party to the other by the terms of this Agreement shall be deemed to be a good and sufficient tender of performance of the terms hereof. On the Closing Date, Purchaser and Seller shall deliver to the other such additional or other documents or instruments as either reasonably may request in order to consummate the transactions contemplated hereby.

      (c) Real estate taxes and other pro-ratable items shall be adjusted as of the Closing Date and shall be assumed thereafter by Purchaser. Seller shall pay for the preparation of the deed of conveyance, any other required documents for the conveyance, the NYS Transfer Tax and the fees of Seller's legal counsel. Purchaser shall pay the fees of Purchaser's legal counsel.

      (d) From time to time after the Closing Date, Seller and Purchaser, without charge to the other, shall perform such other acts, and shall execute and acknowledge and shall furnish to the other such other instruments and/or documents and materials and information which each may have in its possession to effect the consummation of the transactions provided for in this Agreement.

      Section 10. Governmental Approval.

      Seller covenants that it shall use reasonable efforts to assist the Purchaser to obtain the necessary approvals from the Board of Trustees of the Village of Goshen, the Planning Board of the Village of Goshen and all other government agencies and authorities having jurisdiction for the development of the Real Property. Purchaser acknowledges that the acts, covenants, restrictions, easements, conditions, grants and concessions of the developer relating to the lots to be sold hereunder are acceptable, and covenants to accept title to and purchase and acquire the Real Property subject to such acts, covenants, restrictions, grants and concessions.

      Section 11. Default.

      If Purchaser shall default in its obligations to close under this Agreement and such default shall continue uncured for more than ten (10) days after the date written notice thereof shall have been given to Purchaser by Seller, then Seller shall have the right, upon written notice given to Purchaser, to terminate this Agreement and this shall be the sole right of Seller at law or in equity.

      Section 12. Brokerage.

      Purchaser and Seller each represent and warrant to the other that no broker has acted for it in connection with the sale and purchase of the Real Property.

      Section 13. Notices.

      All notices and other communications under this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, postage-prepaid, or by personal delivery, addressed to the parties as and at the addresses set forth after their signatures to this Agreement, with copies to the other parties there noted, or to such other address and/or to the attention of such other person of which Seller or Purchaser shall give notice as provided herein. Notice by mail shall be deemed to have been given as of the date on which the same shall be postmarked by the United States Postal Service. Notice by personal delivery shall be deemed given on the date delivered or attempted to be delivered during normal business hours on working days.

      Section 14. Miscellaneous.

      (a) Modification. No modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

      (b) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

      (c) Risk of Loss. The risk of loss or damage to the Real Property shall be assumed by Seller until the time the deed of conveyance therefor shall have been executed and delivered.

      (d) Entire Agreement. This Agreement contains the entire agreement between the parties relating to the purchase and sale of the Real Property, all prior negotiations between the parties are merged into this Agreement and there are no agreements, conditions, warranties or representations, oral or written, express or implied, between them other than as herein set forth.

      (e) Benefit and Burden. All terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

      (f) Assignment. Purchaser shall not have the right of assignment except with the prior written consent of Seller first obtained which consent may be refused or withheld in Seller's sole and absolute discretion. In the event of a permitted assignment all references in this Agreement to Purchaser shall be deemed to refer to such assignee.

      (g) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      (h) Dating. Notwithstanding any provision of this Agreement to the contrary, wherever in this Agreement any provision governs the date of commencement or expiration of any time period, or the date of occurrence of any act or event, if any such date otherwise would fall on a Saturday, Sunday or legal holiday, then and in any such event, such date shall be deemed for all purposes of this Agreement to commence, expire or occur, as the case may be, on the next succeeding day which is not a Saturday, Sunday or legal holiday.

      IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement duly to be executed the day and year first above written.

PSI CAPITAL CORP. (SELLER)               WINDEMERE PINES AT GOSHEN, INC.
                                         (PURCHASER)


by: /s/ Peter Barotz                     by: /s/ Jed Schutz, Pres.
    ------------------------------          ------------------------------------
    President                                Jed Schutz, President

Address: 271 North Avenue                Address: 888 Veterans Memorial Highway
         New Rochelle, NY 10801                   Hauppauge, NY 11788

NOTICE TO BE COPIED TO:                     NOTICE TO BE COPIED TO:

Tanner Propp, LLP                           Julie Friedlander, Esq.
99 Park Avenue                              888 Veterans Memorial Highway
New York, NY 10016                          Hauppauge, NY 11788
Attn: Lester J. Tanner, Esq.

                                    EXHIBIT A

Per Lot Sale Prices                        2/29/96              8/5/96
-------------------                        -------              ------
                                           1st Sale             Balance
                                           32 Lots              133 Lots
                                           -------              --------
Purchase Price         $30,300             969,600              $4,029,900
                       =======             =======              ==========
Cash                     1,150              36,800                $152,950
PM Note                 14,000             448,000               1,862,000
Debenture               15,150             484,000               2,014,950

      Use the new Realty Subdivision Map for Harness Estates dated May 31, 1996 showing the Proposed Lot Line Changes (the "Map"), as set forth in the Stipulation of Settlement Exhibit B hereto for the description of the 165 lots.

      Lots sold in this sale include the total number of lots in the Map, namely 165, less the lots previously sold which were described by reference to another map, namely 32 lots. The new deed will refer to the new Map and be inclusive of 165 lots, 133 being sold on this sale and 32 on the previous sale, which will be included as a confirmatory deed.

                                                                Exhibit B
UNITED STATES BANKRUPTCY COURT
DISTRICT OF CONNECTICUT
-------------------------------------x

IN RE:

PSI CAPITAL CORP.                                       CASE NO. 92-50978
    Debtor-In-Possession
                                                        Adversary Proceeding
PSI CAPITAL CORP.                                       No. 94-5052
       Plaintiff
                                                           SO ORDERED
          vs.                                             STIPULATION OF
                                                           SETTLEMENT
THE VILLAGE OF GOSHEN, THE BOARD OF
TRUSTEES OF THE VILLAGE OF GOSHEN,
THE PLANNING BOARD OF THE VILLAGE
OF GOSHEN, GEORGE LYONS, MARCIA
MATTHEUS, ROBERT V. JONES, WILLIAM
FINAN AND LOUIS NEUBERGER,

                  Defendants.

-------------------------------------x

       IT IS HEREBY STIPULATED AND AGREED, by and among the parties hereto and by their attorneys of record herein, that this Adversary Proceeding is settled upon the following terms and pursuant to the stipulation of settlement attached hereto and made part hereof as Exhibit 1.

      1. This Adversary Proceeding is dismissed, on consent, with prejudice and without costs and disbursements to either party.

PSI CAPITAL CORP.                    ZELDES NEEDLE AND COOPER, P.C.
                                     Attorneys for Debtor-In-Possession
By: ______________________           and Plaintiff
THE VILLAGE OF GOSHEN AND            By: __________________________________
THE BOARD OF TRUSTEES OF
THE VILLAGE OF GOSHEN                DAVID L. LEVINSON, ESQ.
                                     Appearing for all Defendants and
By: ____________________             admitted Pro Hac Vice
  George Lyons, Mayor
                                     By: __________________________________

Dated:
SO ORDERED                           THE PLANNING BOARD OF THE VILLAGE OF
                                     GOSHEN

_________________________            By: __________________________________
Judge, United States                       Jerome O'Donnell, Chairman
Bankruptcy Court
                                         __________________________________
                                           George Lyons

                              _________________________________________
                                Marcia Mattheus


                              _________________________________________
                                Robert V. Jones


                              _________________________________________
                                William Finan


                              _________________________________________
                                Louis Neuberger

                                    EXHIBIT 1

                                    AGREEMENT

      THIS AGREEMENT made the day         of April, 1996, by and among WINDEMERE
PINES AT GOSHEN, INC., a New York corporation, having an office at 84 Main Street, Sag Harbor, New York 11963 (hereinafter called the Owner"), P.S.I. CAPITAL CORP., a Connecticut corporation, with a principal place of business at 271 North Avenue, New Rochelle, New York 10801, the BOARD OF TRUSTEES OF THE VILLAGE OF GOSHEN, having its principal office at 276 Main Street, Goshen, New York 10924 (hereinafter called "the Board of Trustees"), and THE PLANNING BOARD OF THE VILLAGE OF GOSHEN, having an office at 276 Main Street, Goshen, New York 10924.

                                   WITNESSETH:

      WHEREAS, PSI Capital Corp., a Connecticut corporation, having a office at 271 North Avenue, New Rochelle, New York 10801 ("PSI") has, prior to the signing of this Agreement, conveyed to the Owner some of the real estate constituting the Project and the Owner proposes to construct the Project within the Village of Goshen (hereinafter called "the Village"), consisting of 165 single family dwellings, to be erected on individual building lots shown on the Plan for the Harness Estates Realty Subdivision by Corless Associates annexed hereto as Exhibit A (the "Development Plan"); hereinafter called "the Project"; and

      WHEREAS, PSI sought to obtain a building permit to proceed with the construction of the original project in what it perceived to be in accordance with prior agreements and after the refusal of the Village of Goshen to issue a building permit, PSI commenced an Adversary Proceeding (Case No. 92-50978) in the United States Bankruptcy Court, District of Connecticut for, inter alia, specific performance of the prior Agreements; and

      WHEREAS, the Village of Goshen appeared in the adversary proceeding and defended its position in refusing to issue a building permit; and

      WHEREAS, the adversary proceeding is still pending; and

      WHEREAS, the parties hereto and PSI, in order to settle their differences with respect to the prior Agreements and the pending Adversary Proceeding, do hereby revoke the prior Agreements subject to the continuing performance of this agreement as set forth herein (the "Agreements").

      NOW, THEREFORE, in consideration of the foregoing and the covenants hereinafter set forth, the parties hereto agree as follows:

            1. CONSTRUCTION OF SINGLE FAMILY DWELLINGS PORTIONS OF PROJECT IN SECTIONS.

                  A. The portion of the Project which is to consist of the number of single family dwellings to be erected on the individual building lots in the Approved Residential Subdivision are and shall be as shown on the Section Map, signed by the parties for identification, and incorporated herein (hereinafter referred to as the "Section Map"). They are to be sited on said lots, with such lot line modification as the Owner and the Board of Trustees of the Village of Goshen, and the Planning Board shall jointly agree and, subject to any change by said joint agreement, said dwellings are to be constructed in sections as set forth on the Section Map with all lot sizes as set forth on the Section Map.

                  B. As and when building permits are requested in any Section, the Owner shall delineate the appropriate Section upon the Section Map and shall furnish the Board of Trustees, the Planning Board, and Building Inspector of the Village of Goshen with prints of said map.

                  C. Six building permits shall be issued by the Village of Goshen, within 30 days after the signing of this Agreement and its approval by the Bankruptcy Court and the discontinuance, with prejudice, of the pending Adversary Proceeding, for model homes on the lots designated by the Owner. Each such model home shall be serviced at the Owner's expense by all utilities including roads, water and sewer which shall meet all applicable current Village standards and specifications for public improvements. Thereafter, building permits shall only be issued for the construction of any of such single family dwellings within any Section when the Owner has filed with the Village a performance bond to insure completion of the Water System hereinafter described and the other public improvements within such Section which are to be dedicated to the Village at later date.

                  All matters pertaining to the form, amount, sufficiency and approval of said performance bond shall be governed by

Section 13-13(a)(1)(a) of the Subdivision Regulations of the Village of Goshen and such approval shall not be unreasonably delayed or withheld. All public improvements shall comply with all current and applicable Village standards and specifications.

                  D. No certificates of occupancy for any Section shall be issued for any residential dwellings until public improvements necessary for the occupancy of the buildings, including and limited to water supply, wastewater collection, storm sewers and roads with curbs [except final wear course] are installed and are functioning in accordance with the Section Map.

                  E. The Owner shall be required to install sidewalks on one side of street in the proposed new subdivision, on all collector streets specifically Murray Avenue, Post Court and Maiden Lane in the old subdivision as shown on the section maps and on the New Road as hereinafter set forth.

            2. REPLACEMENT OF 458 RESIDENTIAL UNITS IN CONDOMINIUMS AND APARTMENT BUILDINGS BY 55 SINGLE FAMILY RESIDENCES AS SET FORTH IN PROPOSED NEW SUBDIVISION.

                  A. So long as the provisions of this Paragraph 2 shall be performed in good faith by the Village, the Board of Trustees and the Village Planning Board and the necessary approvals of the Proposed New Subdivision are issued in a timely fashion, it is agreed that the provisions of Paragraphs 2 and 3 of the Original Agreement, including all prior agreements, with respect to 458 residential units in multi-dwellings shall be replaced by the provisions of this Paragraph 2. Under no circumstances, however, shall the total number of dwellings as shown on the "Section Map" exceed 165 single family residential units, inclusive of the Proposed New Subdivision.

            [B. Within forty-five (45) days of submission to the Planning Board of a complete subdivision application for 55 single family homes and a completed long form environmental impact statement, the Village Planning Board as lead agency shall use its best efforts to obtain and issue a declaration of significance under SEQRA for the fifty-five (55) lots as shown on Sections ________ of the Section Map. If this declaration of significance is not acceptable to the Owner, the Owner may declare this stipulation as null and void. The Planning Board in acting upon the application of significance shall consider that impacts have been mitigated from the original agreements including the abandonment of any commercial development, the elimination of multiple family housing (apartments) the density of the project has been very significantly reduced and currently mitigates impacts on the Village for a development project now made commensurate with current Village standards and specifications and in consideration of the prior approvals relied upon by the Owner. Moreover, the Owner and Village have agreed on a water source allocation to satisfy the Owner's and Village's needs.

                  C. The Owner shall, after the signing of this Agreement, designate six (6) lots for building permits in Section ______ as and for the model homes. The Owner shall also after signing of this Agreement remove the barn and structures on the former parcel designated as the "Shopping Parcel". The Owner shall be permitted to locate one sale and construction office on lands adjacent to New York State Route 207. The sale and/or construction office shall temporarily be serviced by the existing subsurface disposal system and well formerly serving the Van Damn Farm House or such other temporary water supply or waste water facility approved by the Orange County Department of Health ["OCDH"}. Upon completion of the community water supply and waste water facility, the sale and/or construction office shall be connected to those facilities and the on-site facilities permanently abandoned. A certificate of occupancy for the sale and/or construction office's use as a single family dwelling shall not be issued until the above is complied with. A certificate of occupancy for use of the sale and/or construction office shall be in effect until the residential use certificate of occupancy is granted.

                  D. Certificates of occupancy for these six (6) model homes and for other homes shall not be issued until the Water System hereinafter set forth has been completed to provide an interconnection into the existing Village System in accordance with the approved plans and specifications and in compliance with the present Village standards and specifications and the completion of the infrastructure for the Section upon which the model homes and other homes are to be situated.

                  E. It is understood that the Water System for the entire development does not have to be completed, only the interconnection of the new water supply into the existing Village system, the storage tank, well, well house, treatment systems, mains and appurtances shall be installed and in working order following receipt of all appropriate approvals, for any Section in which homes are located.

                  F. Certificates of occupancy shall be issued in accordance with the Village's normal practice and regulations.

                  G. The Owner shall provide the Village Engineer with current plans, profiles, construction drawings and details for each of the Sections as set forth on the Section Map.

                  H. This Agreement is made by way of Court-Approved Settlement in lieu of litigation. The SEQRA requirements shall not apply to Sections _____, ______ and _________ as set forth on the Section Map. The SEQRA requirements shall apply to Sections _____, _______ and ______ of the Section Map for which a negative declaration of significance shall be sought from the Planning Board as set forth above predicated upon the potential environmental impacts appearing to have been mitigated by this Agreement.

            3.    ROADS

                  A. The Owner shall apply to New York State Department of Transportation (NYSDOT) for a renewed permit for a new road connection to State Highway 207, as shown on the Section Map. The Owner shall construct this road as the primary connection to Route 207 and use this entrance for its construction activities.

                  B. Access to The Project from the presently existing Murray Avenue to the site shall be restricted during the construction phases to passenger cars only and only for sale purposes. At the direction of the Village Board, the vehicular connection to the existing Murray Avenue may be abandoned after a second access and egress (the "New Road") to and from the Project has been opened and approved as shown on the Section Map.

                  C. The applicable portion of the New Road shall be surveyed on lands owned or acquired by the Village, i.e., the former railroad bed, and shall be designed by the engineer for the Owner and approved by the Village Engineer. Access shall be provided to the Owner and the road shall be built by the Owner in accordance with current Village standards and specifications. The Owner shall at all times provide the Village with liability insurance in a minimum sum of Two Million ($2,000,000.00) Dollars prior to its entry upon Village lands. The Owner or Owner's designated contractors shall also be required at all times to maintain worker's compensation insurance and New York State Disability
Insurance and provide proof of such insurances to the Village.

                  The liability insurance policy shall name the Village as additional insured, shall be written by a Class "A" rated company authorized to transact business in New York State and shall provide that it is not cancelable except on thirty (30) days prior written notice to the Village.

                        The Owner shall at all times save the Village harmless and keep it fully indemnified against any loss, damage or injury arising out of and/or in connection with its work upon Village owned lands.

                  D. All roads in the Project including the New Road from the Project to Scotchtown Avenue shall be constructed by the Owner at Owner's sole expense.

                  E. In the event that the New Road is not constructed or suitable bonding not made by the Owner, then no more than fifty-five (55) certificates of occupancy shall be issued for any of the dwelling units.

            4.    WATER SYSTEM

                  A. Subject to Orange County Health Department approval the Village shall provide the Owner with water from the existing Village water supply system for temporary use in the six (G) model homes only. The cost of said water to be paid for by the Owner and the Owner shall also pay the usual cost for said water.

                  B. The Owner shall install, at its expense, the water distribution system including the 185,000 gallon distribution reservoir and all appurtenances in accordance with Federal, State, County, and Village Code. Costs for these facilities shall not be recoverable from the Village per Section 4F.

                  C. Promptly after the issuance of the six building permits for the model houses, the Owner shall, at its expense, and in accordance with Federal, State, County and Village Code install:

                         185,000 gallon stand pipe
                         Two 8" diameter wells,
                         raw water pipes between the wells and the treatment
                                building,
                          a treatment building with facilities to control flow,
                                disinfect and control corrosion,
                         chlorine contact pipe or tanks,
                          an 8" transmission line between the chlorine contact
                                chamber and the distribution system on Murray Avenue,
                          emergency generator,
                          electrical service from an 0 & R power line, if
                                necessary to bring power from Route 207, the Village agrees to grant to Owner a utility easement under Post Court, all other necessary appurtenances to complete the wells as fully operational sources of supply. Said wells shall be on line, functioning with all approvals within six (6) months of the signing of this agreement. This time limitation shall be extended by Village from month to month if the Owner is otherwise proceeding expeditiously and in good faith with the permitting authorities. In the event that no approvals are obtained within one year of the date of this agreement, the Village may enter upon the property and install the water supply system, in which case the Village shall have a mechanic's lien on the entire property owned by the Owner for the cost of all expenditures incurred by it in installing said water supply system. The lien may be filed by the Village with the Orange County Clerk. This lien may be discharged only by payment in full by the Owner to the Village of the Village's actual costs incurred in completion of the system.

                  The Village agrees to assist, expedite and in every way cooperate with the approval process with all agencies.

                  In the event that the sources of supply are needed by the Village as an emergency or auxiliary source in 1996, and if the source of supply has not yet been completed by the Owner, then the Village may install the necessary facilities to complete the source of supply. The Owner shall reimburse the Village for costs incurred by the Village in completing any aspect of the permanent source of supply and no further building permits or certificates of occupancy shall be issued until the costs of these facilities are paid by the Owner.

                  D. The Owner, at its expense, shall tap the main in a manner acceptable to the Village. The cost of tap for each dwelling unit shall be paid to the Village by the Owner in a sum not to exceed $150.00 per unit for administrative services for the new tap. The Owner shall install a curb stop with a valve riser to the ground surface for each dwelling unit. The Owner shall install in each house a water meter with an outside reader, each acceptable to the Village.

                  E. Upon completion of all water supply and distribution system facilities and receipt of a completed works certificate from the NYSDOH or OCDOH and NYSDEC as appropriate, the Owner shall dedicate all water supply and distribution system facilities to the Village and the Village shall supply water to users at rates and in accordance with normal practices and procedures of the Village. The Owner shall, however, retain the water rights and the land upon which the source of supply is located until the payments described in 4F are completed.

                  F. The Owner and the Village agree that the cost of the source of supply facilities, exclusive of the 185,000 gallon standpipe, described in 4C above shall be established at a later date based on three estimates submitted by mutually agreed upon contractors as approved by the Owner's Engineer and Village's Engineer. The Village shall repay the Owner eighty (80%) percent for these costs over a ten year period, without interest, in ten equal annual payments due January 1 of each year, beginning on January 1, 1998 and finishing with the last payment on January 1, 2007, at which time all retained Ownership or rights to the water or the land as described in 4E above shall be waived and those rights and Ownership shall become the Villages.

                  G. The Owner shall also pay the sum of $100,000 to the Village to update and accommodate the Village water system, to receive the water from the wells on the land of the Owner. The $100,000 shall be paid in eight annual installments of $12,500 each, without interest, commencing on January 1, 1998 and finishing on January 1, 2005 or prior to the issuance of the last certificate of occupancy whichever event occurs first. The Village may withhold certificates of occupancy if the installments required hereunder are not paid.

                  H. All legitimate claims caused by the adverse impacts to substantially contiguous off-site wells, shall be paid by the Owner and the Owner shall save the Village harmless and keep it fully indemnified against any claims for damages arising from the construction of the Water System, including, but not limited to the impact on substantially contiguous off-site wells.

            5.   SEWER LINE

                  A. Upon execution of this Agreement, the Village will provide the Owner with sewage transmission and disposal services for the six model homes provided that the Owner conveys the wastewater to the Village's existing wastewater collection system at Owner's expense and subject to sewer use charges.

                  B. The Owner shall install, at its expense, a gravity sewerage collection system and all appurtenances in accordance with Federal, State, County and Village Code. In the event that the sewage from any lot or group of lots needs to be pumped to reach the gravity sewerage system, the Owner shall install pump grinders in individual homes on individual pumps. The ownership of any individual pump or individual grinder pump shall not be the Village of Goshen and the Village shall forever have no responsibility whatsoever for maintenance, replacement or operation of any such grinder pump.

                  C. The Owner shall install a gravity trunk sewer having a minimum diameter of 12" along the former railroad bed, now owned by the of Village of Goshen, between an existing manhole on Scotchtown Avenue and the proposed development.

                  D. The Village will provide the Owner with sewage transmission and disposal services for all other dwelling units after the trunk sewer and the gravity sewerage collection systems are constructed and the Owner has received a completed works approval from the OCDH or NYSDEC, as appropriate. Users shall be billed for these services in accordance with the Village's normal practices and upon receipt of the completed works approval the Owner shall dedicate all gravity sewage collection facilities and all trunk sewerage to the Village.

                  E. The Owner and the Village agree that the cost of the trunk sewer described in 5C above shall be $120,000, which shall be deducted from an agreed wastewater service fee of $330,000. The difference of $210,000 shall be paid to the Village at the rate of $1,273 per tap at the time of issuance of the building permits.

            6.    PUBLIC IMPROVEMENTS STANDARDS

                  A. All public improvements to be installed and constructed within the Project shall conform to the published 1995 standards of the Village of Goshen and all current County, State and Federal regulations and requirements.

                  B. When the improvements are completed for each Section, the necessary and appropriate dedication of improvements and easements shall be made in accordance with the Village Law and regulations including, but not limited to, to the Owner's delivery to the Village in each instance of title policies insuring to the Village good and marketable title to the improvements and easements.

                  C. The Owner shall create a homeowner association one purpose of which shall be to own and maintain the property outside the boundaries of the lots which are currently referred to as parklands exclusive of Parcels A & B to be conveyed to the Village. Alternatively, the Owner may increase the lot sizes to encompass within each lot the lands otherwise designated as parkland exclusive of Parcels A & B.

            7.    PARK AND DEDICATED LAND

                  A. Simultaneously with the filing of the subdivision map with the Orange County Clerk the Owner shall convey to the Village the 55 unit subdivision acreage as shown on the Section Map and reflected as Parcel A and Parcel B. Said land shall be in lieu of any money to be paid to the Village and the Owner shall have no further financial obligation to the Village relating to park or recreation land fees. The Village shall use Parcel A for recreational purposes only and the Village may use Parcel B for parks or other beneficial Village services, and for no other use without the prior written consent of the Owner, if the Owner still owns any lots in the subdivision. In no instance, when the Owner's consent is required, shall the Owner's consent be unreasonably withheld or refused to the Village's request to use Parcel B for any other use.

                  B. In dedicating Parcel A, the Owner shall create a 75 foot buffer zone bordering the residential lots contiguous to the North Acreage, on which no structures shall be erected.

            8.    MISCELLANEOUS

                  9.1 Notices. Any notice, request, demand, statement, authorization, approval or consent required or permitted under this Agreement shall be in writing and shall be made by, and deemed duly given upon (a) deposit in the mail, postage prepaid, registered or certified return receipt requested,
(b) personal delivery, (c) delivery to an overnight courier of recognized reputation, or (d) facsimile transmission (with confirmation by mail) to the parties at the addresses set forth above.

                  All such notices and communications hereunder shall be deemed given when received, as evidenced by the acknowledgment of receipt issued with respect thereto by the applicable postal authority or the telecopier receipt or the signed acknowledgment of receipt of the person to whom such notice or communication shall have been addressed. A courtesy cop shall be sent to the attorneys representing the parties in each instance.

                  9.2 Entire Agreement. This Agreement constitutes the entire stipulation between the parties with respect to the subject matter covered by this Agreement, and supersedes all previous discussions, negotiations, oral or written, representations, statements, arrangements, agreements and understandings, if any, by and among the parties with respect to the subject matter covered by this Agreement other than those herein, and any such discussions, negotiations, oral or written, representations, statements, arrangements, agreements and understandings are hereby canceled and terminated in all respects. This Agreement may not be amended, changed or modified except by a writing duly executed by the parties hereto or their duly authorized representatives. All amendments or modifications of this Agreement shall be binding upon the parties despite any lack of consideration so long as the same shall be in writing and executed by the parties hereto. The parties have made no representations or warranties not expressly set forth in this Agreement.

                  9.3 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement.

                  9.4 Applicable Law. The rights and obligations of the parties hereto shall be construed and enforced in accordance with and governed by the internal laws (and not the conflict of laws) of the State of New York applicable to the construction and enforcement of contracts between parties resident in New York.

                  9.5 Waiver. Any waiver by any party of any provision of this Agreement or any right hereunder shall not be deemed a continuing waiver and shall not prevent or estop such party from thereafter enforcing such provision, and the failure of any party to insist in any one or more instances upon the strict performance of any of the provisions of this Agreement by the other party shall not be construed as a waiver or relinquishment for the future performance of any such term or provision, but the same continue in full force and effect.

                  9.6 Headings. The headings in this Agreement are solely for convenience of reference and shall not affect interpretation.

                  9.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, successors and assigns of the parties hereto. The term "Owner" shall mean Windemere Pines at Goshen, Inc. and its designated assignees who became a record Owner, from time to time, of real property affected by this Agreement which has not had constructed thereon an improvement for which a Certificate of Occupancy has been issued.

                  9.8 Real Property Affected. The real property affected by this Agreement is located in the Village of Goshen, Town of Goshen, Orange County, New York and is depicted upon a map entitled "The Owner" dated April, 1972, last revision October 23, 1973 and filed in the Orange County Clerk's Office on December 24, 1973 as map number 3124 and as to which the Development Plan relates.

                  9.9 The Bank of New York. In the event The Bank of New York, as a mortgagee, makes any claim against the parties arising out of this Agreement or the Bank's claim to an interest in the real property subject of this stipulation, the Owner shall defend the claim at its cost and expense and shall fully indemnify the Village against any final judgment arising out of said claim, including but not limited to costs, expenses and reasonable attorney fees.

                  10.10 Time Constraints. This agreement is contingent upon the applicant submitting a completed subdivision application to the Planning Board for the 55 units within forty-five (45) days of this stipulation together with completed long form E.A.F., unless extended by mutual agreement of the Owner, the Village Board and Planning Board.

                  This agreement is further contingent upon the applicant to diligently pursue and advance its application to the Planning

Board.

                                     BOARD OF TRUSTEES OF THE VILLAGE OF GOSHEN


                                     By: /s/
                                         --------------------------------------
                                                  Mayor George Lyons

                                     WINDEMERE PINES AT GOSHEN, INC.


                                     By: /s/
                                         --------------------------------------
                                                  Jed Schutz, President

                                     THE PLANNING BOARD OF THE VILLAGE OF
                                          GOSHEN


                                     By: /s/
                                         --------------------------------------
                                            Jerome O'Donnell, Chairman


                                     By: /s/
                                         --------------------------------------
                                                  George Lyons


                                     By: /s/
                                         --------------------------------------
                                                  Marcia Mattheus


                                     By: /s/
                                         --------------------------------------
                                                  Robert V. Jones


                                     By: /s/
                                         --------------------------------------
                                                  William Finan


                                     By: /s/
                                         --------------------------------------
                                                  Louis Neuberger

Approved:

PSI CAPITAL CORP.


By: /s/
    -----------------------------
     Peter Baratz, President

THE VILLAGE OF GOSHEN AND THE BOARD OF TRUSTEES OF THE VILLAGE OF GOSHEN


By: /s/
    -----------------------------
     George Lyons, Mayor

                          COMBINED FIRST MORTGAGE NOTE

$2,310,000                                                  August 5, 1996

FOR VALUE RECEIVED, the undersigned ("Buyer") promises to pay PSI Capital Corp. ("Seller") the sum of Two Million Three Hundred Ten Thousand ($2,310,000), representing the sum of (i) $448,000 First Mortgage Note dated February 29, 1996, which is being cancelled herewith because that amount is now included in this Note and (ii) $1,862,000 as a payment on the additional lots being conveyed by Seller to Buyer today. This Combined First Mortgage Note now covers all 165 lots on the new Map dated May 31, 1996, which is expected to be filed in the Orange County Clerk's Office in final form by February 1, 1997.

Payment of interest at the rate of 6% per annum on $448,000 from February 29, 1996 and on $1,862,000 from August 5, 1996 shall be made annually commencing February 28, 1997 until February 28, 1999 when the unpaid principal amount of this Note shall become due and payable. It is contemplated that prior to the maturity date of this Note one or more of the 165 lots will be released from the lien of this Note in connection with the construction loan mortgage to be placed on the Real Estate, each lot to be released for the prepayment of $14,000 of principal plus the accrued interest thereon.

In the event of a default in the payment of interest or principal on this Note at or before the Maturity Date, which shall continue for a period of 15 days after written notice thereof has been given, (i) interest shall run thereon from said date until paid at the rate of 24% per annum, or such lesser rate as may be required under any law of the State of New York relating to usury, and (ii) the Buyer unconditionally waives any right to a trial by jury or to interpose any counterclaim and consents to judgment against it for the amount due on said note with interest thereon and the Seller's costs and expenses, including reasonable attorney's fees, in obtaining said judgment.

This Note is to be secured by a first mortgage on the 165 lots in the Harness Estates development which shall be placed on record on or after February 1, 1997 if the construction loan mortgage has not been completed by said date. This Note may be prepaid at any time in whole or in part without penalty but with interest accrued to the date of such prepayment.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

                              WINDEMERE PINES AT GOSHEN, INC.


                              By: _____________________________
                                    Jed Schutz, President

                                                                   Exhibit D
                            PURCHASE MONEY DEBENTURE

$2,499,750                                                     August 5, 1996

FOR VALUE RECEIVED, the undersigned ("Buyer") promises to pay PSI Capital Corp. ("Seller") the sum of Two Million Four Hundred Ninety Nine Thousand, Seven Hundred Fifty ($2,499,750) representing the sum of (i) $484,800 Purchase Money Debenture dated February 29, 1996, which is being cancelled herewith because that amount is now included in this Debenture and (ii) $2,014,950 as a payment on the additional lots being conveyed by Seller to Buyer today. This Combined Purchase Money Debenture now covers all 165 lots on the new Map dated May 31, 1996, which is expected to be filed in the Orange County Clerk's Office in final form by February 1, 1997.

This Debenture shall be due and payable on February 28, 2002 together with interest at the rate of 6% per annum payable at maturity from February 29, 1996 on $484,800 and from the date hereof on $2,014,950 to the extent said the principal amounts remain unpaid from time to time.

Prior to the maturity date, the principal sum of this Debenture shall be prepaid as each of the single family residences constructed on the 165 lots at the Harness Estates Subdivision (the "Real Estate") are conveyed to the end purchaser thereof, each such prepayment to be equal to at least 50% of the net profit to the Buyer with respect to said sale. The Buyer agrees to take such action as is necessary to construct and sell the one family residence and the Buyer shall not sell any portion of the Real Estate except to an end purchaser of said residences.

The parties shall use their best efforts to determine the amount of the net profit of the sale in good faith, but if the parties do not reach an agreement within 30 days after the sale, it shall be determined by arbitration rules of the American Arbitration (the "Arbitration Provisions").

In the event of a default in the payment of this Debenture at or before the Maturity Date, which shall continue for a period of 15 days after written notice thereof has been given, (i) interest shall run thereon from the default until paid at the rate of 12% per annum, or such lesser rate as may be required under any law of the State of New York relating to usury, and (ii) the Buyer unconditionally waives any right to a trial by jury or to interpose any counterclaim and consents to judgment against it for the amount due on said note with interest thereon and the Seller's costs and expenses, including reasonable attorneys fees, in obtaining said judgment.

This Debenture may be prepaid in whole or in part at any time without penalty and shall be prepaid as set forth above, in part upon the sale of each residence constructed on the Real Estate. Upon the sale of the last residence that is built or could be built on the Real Estate, the parties shall compute the amount of the Buyer's net profit on all residences constructed on the Real Estate (the "Final Net Profit of the Buyer"). If

50% of the Final Net Profit of the Buyer is (i) more than $2,499,750, the excess shall be paid to the Seller at that time or (ii) less than $2,499,750, the deficiency shall not be payable by the Buyer and the Debenture shall be deemed fully paid. At that date the interest shall be adjusted to reflect the actual principal sum of the Debenture so paid.

This Debenture shall be governed by and construed in accordance with the laws of the State of New York and the Arbitration Provisions shall apply to any dispute relating to this Debenture or the Agreements of Purchase and Sale dated February 2, 1996 and July 23, 1996, which together covered all 165 lots on the new Map.


                              WINDEMERE PINES AT GOSHEN, INC.


                              By: ___________________________
                                     Jed Schutz, President


                                       -2-